Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Pop Culture Group Co., Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value US$0.01 per share	(1)	Other	16,000,000	$0.3120	$4,992,000.00	0.0001381	$689.40

Total Offering Amounts:						$4,992,000.00		689.40
Total Fee Offsets:
Net Fee Due:								$689.40

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Offering Note(s)

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers Class A ordinary shares, par value of US$0. 01 per share (the “Class A Ordinary Shares”), of Culture Group Co., Ltd (the “Registrant”) issuable pursuant to the its 2025 equity incentive plan (the “2025 Equity Incentive Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2025 Equity Incentive Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the Equity Incentive Plan.

Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares on March 27, 2026, as reported on the Nasdaq Capital Market.